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                                                                   EXHIBIT 10.81


                  SUMMARY OF TERMS OF EMPLOYMENT RELATIONSHIP
                             WITH HOWARD E. TAYLOR

         In December 2000, we agreed on the basic terms of an employment relationship with Howard E. Taylor, our President and Chief Executive Officer. Mr. Taylor will receive an annual base salary of $325,000, and a discretionary annual performance bonus consisting of up to $250,000 in cash and a performance based option to purchase 200,000 shares of our common stock at an exercise price of $0.81 per share. In addition, we granted Mr. Taylor an option to acquire 2,500,000 shares of our common stock at an exercise price of $0.81 per share. Two million of the shares vest in eight quarterly increments commencing on January 1, 2001. The remaining 500,000 shares will vest on January 1, 2004. Mr. Taylor's employment agreement will be an at-will agreement and either party will be able to terminate the agreement at any time. Pequot Capital Management, Inc., which beneficially owns more than 5% of our common stock, and is one of our largest stockholders, has agreed to pay Mr. Taylor a signing bonus in connection with his employment with us, in the amount of $650,000, to be paid in two equal installments on each of January 1, 2001 and April 1, 2001.